Exhibit 10.13
GUILD HOLDINGS COMPANY
RESTRICTED STOCK UNIT AWARD AGREEMENT
(NON-EMPLOYEE DIRECTOR)
This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of [DATE] (the “Grant Date”), is made between Guild Holdings Company, a Delaware corporation (the “Company”), and [NAME] (the “Participant”).
WITNESSETH
The Guild Holdings Company 2020 Omnibus Incentive Plan (the “Plan”) (any and all capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Plan) provides for the grant of Restricted Stock Units.
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant and Vesting of Restricted Stock Units.
(a)Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant, as of the Grant Date, the number of restricted stock units (the “Restricted Stock Units”) as shown in the table in Section 1(b) of this Agreement, each representing the right to receive one Share on the terms and conditions of this Agreement and the Plan. The Restricted Stock Units shall vest in accordance with Section 1(b) of this Agreement and to the extent vested, shall be settled into Shares as provided in Section 2 of this Agreement.
(b)Vesting Schedule. Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Restricted Stock Units shall vest and become nonforfeitable (such period during which a Restricted Stock Unit is unvested and subject to forfeiture, the “Vesting Period” with respect to such Restricted Stock Unit) on the date (such date, the “Vesting Date”) of the annual meeting of stockholders of the Company next following the Grant Date, provided that the Participant has not incurred a Termination of Service prior to the Vesting Date.
(c)Termination of Service. Except as otherwise provided in Section 1(d) of this Agreement, in the event that the Participant incurs a Termination of Service during the Vesting Period for any reason, all unvested Restricted Stock Units shall be forfeited by the Participant effective immediately upon such Termination of Service without payment of any consideration therefor and shall cease to be eligible for vesting or settlement hereunder, unless otherwise determined by the Committee.
(d)Change in Control. Upon the occurrence of a Change in Control that occurs on or prior to the Participant’s Termination of Service, all of the Participant’s then-unvested Restricted Stock Units shall immediately vest in full.

2.Settlement Into Shares.
As soon as practicable after any Restricted Stock Unit has vested, the Company shall, subject to Section 6 of this Agreement, issue one Share in settlement of each vested Restricted Stock Unit. The obligation of the Company to deliver Shares hereunder shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant represent that the Participant is acquiring Shares for the Participant’s own account, or such other representation as the Committee deems appropriate.
3.Non-transferability.
The Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
4.Grant Subject to Plan Provisions.
This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) capital or other changes of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. In the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall control.
5.No Stockholder Rights.
The Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights or rights with respect to dividends) unless and until Shares are issued to the Participant upon settlement of the Restricted Stock Units as provided herein. Notwithstanding the foregoing, upon the Company’s payment of a cash dividend with respect to Shares, the number of Restricted Stock Units shall be increased by dividing the amount of dividend the Participant would have received had the Participant owned a number of Shares of Common Stock equal to the number of Restricted Stock Units then credited to the Participant’s account by the Fair Market Value of a Share of Common Stock on the last trading day before the date of the dividend payment. The units so credited will be subject to the same restrictions applicable to the underlying Restricted Stock Units and the other terms and conditions applicable to the underlying Restricted Stock Units, and will be settled in Shares (rounded up to the nearest whole Share) at the time that the underlying Restricted Stock Units are settled, if at all.

6.Taxes and Withholding.
(a)No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 6, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.
(b)Notwithstanding the foregoing, the Participant agrees that his or her minimum withholding tax obligation with respect to the granting, vesting or settlement of the Restricted Stock Units or other distributions made by the Company to the Participant with respect to the Restricted Stock Units will be satisfied (provided that a sufficient number of Shares would otherwise be issued to the Participant in settlement of the Restricted Stock Units) by the Company's withholding a portion of the shares of Common Stock otherwise deliverable to the Participant in settlement of the Restricted Stock Units, such Shares being valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs. The Participant further agrees that each time the Company withholds Shares to satisfy his or her minimum withholding tax obligation, the Company will round up to the nearest whole number of Shares (with any over withholding applied to federal income tax). For example, if 9.6 Shares are required to satisfy the minimum withholding tax obligation, the Company will round up to 10 Shares. By accepting this Agreement, the Participant consents to this method of tax withholding, including the Company rounding up to the nearest whole number of Shares.
7.Section 280G.
(a)If any payment or benefit the Participant would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)If the Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 7(a) of this Agreement and the U.S. Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 7(a) of this Agreement) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 7(a) of this Agreement, the Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
8.Effect of Agreement.
The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate the Participant’s service at any time.
9.Data Privacy
By participating in the Plan or accepting this Restricted Stock Unit award, the Participant understands that the Company and its Affiliates and/or agents collect, use, store and process personal data relating to the Participant to fulfill their obligations and exercise their rights under the Plan, issue certificates for Shares (if any), statements and communications relating to the Plan, and generally administer and manage the Plan, including keeping records of relating to any Awards received by the Participant that includes for example, (a) data about Awards and Shares offered or received, vested, forfeited, purchased or sold under the Plan from time to time, (b) Participant’s name and address, ID number, payroll or other identifying number, and length of service; and (c) other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the Shares were granted, date of any termination of employment, and the reasons of termination of employment or retirement of the Participant).
By accepting this Award, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any subsidiary, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its Affiliates, Plan administrators, transfer agents, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates, and to regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law; (iii) providing information to actual or proposed merger or acquisition partners or proposed assignees of, or those taking or proposing to take security over, the business or assets or stock of the Company or its Affiliates and their agents and contractors; (iv) providing information to the Participant's family members, heirs, legatees and others associated with the Participant in connection with the Plan; and (v) otherwise process, use, and share the personal data in accordance with the terms of the Company’s (or its Affiliates’ and/or agents’) applicable Privacy Policy as in effect from time to time.
10.Governing Law; Captions.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
11.Electronic Signature.
By clicking the “Accept” button, you are signing this Agreement electronically. You agree that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.